102 South Main StreetGreenville,
SC 29601
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TSFG Receives Preliminary Approval to Participate in U.S. Treasury Capital
Purchase Program; H. Lynn Harton named Interim CEO

Company to Add $347 Million in Capital, Enhance its Relationship-based
Lending, and Gain Greater Flexibility in Managing its Balance Sheet

GREENVILLE, SC – November 14, 2008 – The South Financial Group, Inc. (NASDAQ: TSFG) today announced that the Company has received preliminary approval from the U.S. Treasury Department to participate in its Capital Purchase Program, subject to standard terms and conditions. The Board of Directors also announced that H. Lynn Harton has been named Interim President and Chief Executive Officer, effective immediately.

Under the Treasury’s Capital Purchase Program, the Treasury purchases preferred shares on a voluntary basis in U.S. financial institutions as part of its efforts to stabilize the financial system and increase lending to businesses and consumers. The Treasury intends to invest approximately $347 million in TSFG senior preferred stock and common stock warrants.

John C.B. Smith, Jr., Chairman of the Board commented, “We are extremely pleased that the Company will receive a TARP capital investment. This approval is recognition of the fundamental strength of TSFG and enhances our efforts to emerge from this environment as an even stronger financial institution. The new capital from the Treasury will allow us to increase our relationship-based lending activity in the Carolinas and Florida. In addition, the capital increases our already strong capital ratios and provides greater flexibility in managing the balance sheet and in exploring strategic investments in our banking franchise.”

Mr. Smith continued, “We are also pleased to announce the appointment of Lynn Harton as Interim President and CEO. The CEO search continues to go well, and Lynn is a candidate for the permanent position. However, we believed that the Treasury approval was an appropriate time to refine the Company’s leadership during this transition. In the near term, the Company will need to lay the groundwork for how it will utilize TARP capital, so the naming of an Interim CEO was a logical event that will be helpful to that process.”

H. Lynn Harton, Interim President and CEO, added, “We have a great team focused on serving our customers and driving the changes needed to make TSFG a stronger institution for our customers, shareholders and employees. We will continue to be proactive in addressing our challenges and building a stronger foundation for the future.”

At September 30, 2008, TSFG’s regulatory capital ratios remained well in excess of “well capitalized” regulatory requirements. Reflecting the Treasury’s $347 million investment, on a pro forma basis, TSFG’s September 30, 2008 Tier 1 risk-based capital would increase to 14.18% from 11.18%, and its total risk-based ratio would increase to 15.68% from 12.68%. The Treasury’s term sheet with additional detail about the Capital Purchase Program is available on the Treasury’s website at www.ustreas.gov.

Mr. Harton joined TSFG in January of 2007 and has served most recently as Senior Executive Vice President and Chief Commercial Banking Officer and a member of the Company’s Operating Council.

General Information

The South Financial Group is the largest publicly-traded bank holding company headquartered in South Carolina and ranks among the top 50 U.S. commercial bank holding companies in total assets. At September 30, 2008, it had approximately $13.7 billion in total assets and 180 branch offices in Florida, North Carolina, and South Carolina. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At September 30, 2008, approximately 45% of TSFG’s total customer deposits were in South Carolina, 41% were in Florida, and 14% were in North Carolina. Investor information is available at www.thesouthgroup.com.

Forward-Looking Statements

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements include, but are not limited to, descriptions of management’s plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations. They also include such items as return goals, loan growth, customer funding growth, expense control, income tax rate, expected financial results for acquisitions, noninterest income, adequacy of capital and future capital levels, factors that will affect credit quality and the net interest margin, effectiveness of its hedging strategies, risks and effects of changes in interest rates, effects of future economic conditions, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors – many of which are beyond TSFG’s control — that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

James R. Gordon, Senior EVP & Chief Financial Officer (864) 552-9050Mary
M. Gentry, EVP – Investor Relations (864) 421-1068